018 Putnam Global Natural Resources, August 31, 2010, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A				3,745
Class B		  		  138
Class C		    		   86

72DD2

Class M		     	  	   46
Class R		     	  	  109
Class Y		  		  146

73A1

Class A				0.201
Class B				0.075
Class C	      			0.095

73A2

Class M	      			0.130
Class R		 		0.172
Class Y				0.241


74U1

Class A			       17,133
Class B				1,440
Class C				  874

74U2

Class M				  325
Class R				  686
Class Y				  542

74V1

Class A				16.62
Class B				14.87
Class C				15.20

74V2

Class M				15.82
Class R				16.31
Class Y				16.73

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.